Limited Power of Attorney for Section 16 Reporting Obligations.

I, Taha Kass-Hout, hereby appoint GE HealthCare Technologies, Inc. ("GEHC") to assist me in the preparation and filing of Section 16 reports, and execute the below Power of Attorney for this purpose.
I am an executive officer candidate of GEHC and, in the event that I am elected or appointed as an executive officer of GEHC, until further written notice, I hereby individually authorize each of the Chief Securities and Governance Counsel of GEHC and the General Counsel of GEHC, with full power of substitution to each, to sign on my behalf any Form 3, Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of GEHC securities, manage any EDGAR access codes and to take any other action of any type whatsoever in connection with the foregoing that in his or her opinion may be for the benefit of, in the best interest of, or legally required by me.

Signed: /s/ Taha Kass-Hout
Officer: Taha Kass-Hout
Date: 12/29/2022